Exhibit 10.2

Energy Audit and Proposal for Precision Medical Products, Inc.

Sales Agreement

Purchaser: Precision Medical Products, Inc.

Facility Address: 44 Denver Road

City: Denver                                       State   PA                               Zip:  17517

Energy Edge Technologies (hereafter referred to as the Company) agrees to furnish and install, to the above named Purchaser, a multi-product energy conservation system and all associated hardware as designed and submitted to Purchaser in the Company proposal   An Insured Savings Guarantee certificate will be issued upon completion

Capital Purchase Payment Terms

Total Purchase Price	50% at Signing	25% at Installation	25% Upon Completion	Sales Tax
$90,282	$45,141	$22.570	$22,571	$0

OR

Lease Payment	Term	Sales Tax
$2,031	60 Months	Included

Remarks:
Installation work to be done at:   address above

Annual Maintenance Contract:

An annual maintenance contract is available at the end of the Return of Investment (ROI) period; which is 35 months. The Company will inspect all equipment on an annual basis and replace or repair any equipment as needed. The cost of the service contract is $4,514 paid annually at the start of each contract year.   Alternatively, the Company offers to waive the service contract fee and offers a lifetime warranty on all equipment provided Purchaser agrees to act as a written and verbal reference for the Company (provided the guaranteed savings are realized).

Purchaser accepts__________or rejects____X______the maintenance contract at an annual fee of $ 4,514

Purchaser accepts _____X___or rejects___________to be a reference for the Company and receive a lifetime warranty at no cost to the Purchaser.

Guarantee of Savings

The Purchaser is guaranteed the following savings in average monthly kWh consumption and average monthly utility cost:

Average Monthly Bill	$29,250

Guaranteed Savings	8.82%

Average Amount Saved Monthly	$2,580

Project Cost Before EPAct 2005 Tax Deduction	$90,282

Payback Before EPAct 2005 Tax Deduction	35 Months

Project Cost After EPAct 2005 Tax Deduction	$77,510

Payback After EPAct 2005 Tax Deduction	30 Months

Energy Audit and Proposal for Precision Medical Products, Inc.

Verification

The Company will coordinate with the Purchaser to verify savings utilizing the methods stipulated by the International Performance Measurement and Verification Protocol, Option C. The standards may be reviewed at www.ipmvp orq,

Verification Method	Verification Period
Electrical Meter readings at each treated load before and after installation or project to verify installation and operation	At Installation
Comparison of electrical costs and consumption to baseline for savings verification	Quarterly after installation for 35 months

The variables Known to affect the electric bills and therefore to be used for verification purposes are stated as discussed by both parties. These variables include but are not necessarily limited to the following:

•      Hours of operation
•      Temperature
•      Production Levels

In the event of an apparent savings shortfall, the Purchaser will allow Company representatives access to the facility, and will cooperate with the Company by providing all pertinent data required to find the cause of such discrepancies. This may include, but is not limited to, current and baseline production records, employee work hours, hours of operation, equipment added but not covered in the original survey or treatment installation, comparison of NOAA degree days (both current and through the baseline period), and any other variables that may be deemed to affect electrical usage. Use of this data will only be used to determine if the perceived shortfall is from the installed equipment not fulfilling the guaranteed performance: or from other factors outside the scope of the written guarantee.

Three Year Limited Warranty

All equipment comprising the system are warranted by the manufacturers against defects in materials or workmanship for at least three (3) years from date of purchase of the product from the company. The warranty covers all product costs associated with the replacement or repair of defective equipment.   With the exception of light bulbs and ballasts, the Company extends the manufacturers warranties to include labor during this three (3) year period and also extends this warranty for the length of the ROI period if longer than the three (3) year manufacturer warranty.